Exhibit 5.1

[King & Spalding LLP Letterhead]

March 31, 2004

Caremark Rx, Inc.

211 Commerce Street

Suite 800

Nashville, Tennessee 37201

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Caremark Rx, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 55,787,799 shares of the Company’s common stock, par value $.001 per share (including the associated Series C Junior Participating Preferred Stock Purchase Rights) (the “Common Stock”), to be issued by the Company from time to time pursuant to the Company’s 2004 Incentive Stock Plan (the “Caremark Plan”) and pursuant to the assumption of certain options granted by AdvancePCS pursuant to (i) the AdvancePCS Amended and Restated Incentive Stock Option Plan and (ii) the AdvancePCS Amended and Restated 1997 Nonstatutory Stock Option Plan, each as amended from time to time, on the terms and conditions set forth in the Agreement and Plan of Merger, dated as of September 2, 2003, by and among the Company, Cougar Merger Corporation (the “Merger Subsidiary”) and AdvancePCS (the “Merger Agreement”).

In our capacity as such counsel, we have reviewed (i) the Registration Statement, (ii) the Caremark Plan and (iii) the Merger Agreement. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies and the legal capacity of all natural persons. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

For purposes of the opinions below, we have assumed that the execution and delivery of, and the performance of all obligations under, the Merger Agreement have been duly authorized by all requisite action by AdvancePCS and the Merger Subsidiary, as applicable, and that the Merger Agreement has been duly executed and delivered by AdvancePCS and the Merger Subsidiary, as applicable, and is a valid and binding agreement of AdvancePCS and the Merger

Subsidiary, enforceable against AdvancePCS and the Merger Subsidiary in accordance with its terms.

The opinions expressed herein are limited in all respects to the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Also, in rendering our opinions below, we have assumed that, at the time of each issuance and sale of the Common Stock, the Company will be a corporation validly existing and in good standing under the laws of the State of Delaware.

Based upon and in reliance upon the foregoing, and subject to the qualifications and assumptions set forth herein, it is our opinion that, upon exercise of the options granted under the Caremark Plan, and upon exercise of options assumed in accordance with the terms of the Merger Agreement, in accordance with the terms of the Caremark Plan or the Merger Agreement, as applicable, the shares of Common Stock to be issued thereunder, when issued in accordance with the terms of the Caremark Plan or the Merger Agreement, as applicable, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, that could affect the opinions contained herein. This opinion may not be furnished to or relied upon by any person or entity (other than the addressee hereof) for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/  KING & SPALDING LLP